Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-211148, 333-168812, 333-117654, and 333-51126 on Form S-8 and Registration Statement Nos. 333-222076 and 333-221355 on Form S-3 of our reports dated February 22, 2019, relating to the consolidated financial statements and financial statement schedules of Alliant Energy Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting principle impacting the consolidated statements of cash flows as discussed in Note 1(n) to the consolidated financial statements), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alliant Energy Corporation for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 22, 2019